                                                                      EXHIBIT 11

SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 27, 1997
(In Thousands, Except Earnings Per Share)

                                                       1997    1996     1995
------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING   77,319  76,666   76,194
 Add--Shares of common stock assumed issued upon
  exercise of options using the "treasury stock"
  method as it applies to the computation of primary
  earnings per share                                      879   1,192    2,098
                                                      ------- -------  -------
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES
 OUTSTANDING                                           78,198  77,858   78,292
 Add--Additional shares of common stock assumed is
  upon exercise of options using the "treasury stock"
  method as it applies to the computation of fully
  diluted earnings per share                              185      47       92
                                                      ------- -------  -------
NUMBER OF SHARES OUTSTANDING ASSUMING FULL DILUTION    78,383  77,905   78,384
                                                      ======= =======  =======
------------------------------------------------------------------------------
NET EARNINGS (LOSS) FOR PRIMARY AND FULLY DILUTED
 COMPUTATION                                          $64,042 $(6,034) $63,540
                                                      ======= =======  =======
EARNINGS (LOSS) PER COMMON SHARE AND COMMON
 EQUIVALENT SHARE (1)
  Primary                                             $  0.82 $ (0.08) $  0.83
  Fully diluted                                       $  0.82 $ (0.08) $  0.83
------------------------------------------------------------------------------

(1) In 1996 and 1995 the dilutive effect of equivalent shares derived from stock options was less than 3 percent and therefore, the equivalent shares were not included in the computation of earnings per share.